UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HEALTHCARE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3888962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: Common Share Purchase Rights

Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A originally filed by Healthcare Trust, Inc. (the “Company”) with the Securities and Exchange Commission on December 8, 2020. This Amendment No. 1 is being filed to amend the description of the common share purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On May 18, 2023, the Company amended its Rights Agreement, dated as of May 18, 2020, with Computershare Trust Company, N.A., as rights agent (the “Amendment”), solely to extend the expiration date of the Rights from May 18, 2023 to May 18, 2026, unless the Rights are previously redeemed, exchanged or terminated, or if the Common Shares are listed on NYSE or NASDAQ, 364 days from the commencement of trading.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the terms of the Company's common stock, par value $0.01 per share, contained in the Company's charter. The Rights Agreement and the Company's charter are attached hereto as Exhibits 4.1 and 3.1, respectively. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description
3.1(1)	Articles of Amendment and Restatement for Healthcare Trust, Inc.
4.1(2)	Rights Agreement, dated May 18, 2020, between Healthcare Trust, Inc., and Computershare Trust Company, N.A., as Rights Agent
4.2	Amendment No. 1, dated May 18, 2023, to the Rights Agreement, dated May 18, 2020, between Healthcare Trust, Inc., and Computershare Trust Company, N.A., as Rights Agent

(1)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2023.
(2)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2020

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 18th day of May, 2023.

HEALTHCARE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer and President